UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
DexCom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT FOR THE
DEXCOM, INC.
2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 8, 2025

This Supplemental Information to the Proxy Statement, dated May 2, 2025 (this “Supplement”), supplements the Definitive Proxy Statement of DexCom, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025 (the Proxy Statement), relating to the 2025 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 8, 2025 at 2:00 p.m. Pacific Time, exclusively online via webcast at www.proxydocs.com/DXCM.
This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about May 2, 2025. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.
As described in our Current Report on Form 8-K filed with the SEC on May 2, 2025, Karen Dahut, a director of the Company, resigned from the Board of Directors of the Company (the “Board”) and all committees thereof effective May 8, 2025. Ms. Dahut’s resignation was not the result of any disagreement between Ms. Dahut and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices.
Ms. Dahut’s term as a director was scheduled to expire at the Annual Meeting. As a result of her resignation, Ms. Dahut is no longer a director nominee for election at the Annual Meeting.
All nominees, other than Ms. Dahut due to her resignation, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Ms. Dahut will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Ms. Dahut. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Ms. Dahut’s name as nominee for election as a director.
None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.
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